Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-169377, 333-51494, and 333-143770), Form S-3 (No. 333-169379) and Form S-4 (No. 333-185318) of our report dated January 28, 2013 (January 28, 2014 as to the effects discussed in Note 1–Immaterial Prior Year Adjustments included in the Annual Report on Form 10-K of Jefferies Group LLC and its subsidiaries for the year ended November 30, 2013) relating to the consolidated financial statements of Jefferies Group LLC (formerly Jefferies Group, Inc.) appearing in the Annual Report on Form 10-K of Jefferies Group LLC and its subsidiaries for the year ended November 30, 2014.

/s/ DELOITTE & TOUCHE LLP

New York, New York

January 28, 2015